Form of 1st Amended and Restated Appendix A
to the
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
LIBERTY STREET ADVISORS, INC.

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
Braddock Multi-Strategy Income Fund
Class A	1.75%	12/31/2015
Class T	1.75%	05/01/2017
Class C	2.50%	12/31/2015
Institutional Class	1.50%	12/31/2015

Amended and approved by the Board on March 16, 2017.
Agreed and accepted this ____ day of ____________, 2017.

INVESTMENT MANAGERS SERIES TRUST	LIBERTY STREET ADVISORS, INC.

By:	By:

Print Name:	Print Name:

Title:	Title: